Exhibit 10.15

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

CONFIDENTIAL DOCUMENT

Execution Version

AMENDED AND RESTATED
OPTION AGREEMENT

This Amended and Restated Option Agreement (this “Agreement”) is made and entered into as of February 25, 2021 (the “Effective Date”), by and between Century Therapeutics, Inc., a Delaware corporation (f/k/a Century Therapeutics, LLC, a Delaware limited liability company) (the “Company”) and Bayer HealthCare LLC, a Delaware limited liability company (“Bayer”) (Bayer and the Company, collectively the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, in connection with the formation and operation of the Company, the Company, Bayer and Century Therapeutics, Inc., a Delaware corporation (“Century”) entered into that certain Commitment Agreement, dated as of June 21, 2019 (as amended, restated and/or otherwise modified from time to time, the “Commitment Agreement”), and that certain Amended and Restated Limited Liability Company Agreement of Century Therapeutics, LLC, a Delaware limited liability company (as amended, restated, supplemented and/or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, in connection with the entry into the Commitment Agreement and the LLC Agreement, the Company, Bayer and Century entered into that certain Option Agreement, dated as of June 21, 2019 (the “Original Agreement”), which provided certain procedures for, and preferential rights relating to, the Transfer of certain Products researched and developed by the Company to Bayer;

WHEREAS, prior to the effectiveness of this Agreement, the Company converted from a Delaware limited liability company into a Delaware corporation, pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware (the “Conversion”) and Century merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Conversion, the Commitment Agreement and the LLC Agreement were terminated, and in connection with the Merger, equityholders in Century received Capital Stock directly in the Company; and

WHEREAS, in accordance with Section 5.6 of the Original Agreement, the Parties desire to amend and restate the Original Agreement in its entirety and as set forth herein to, among other things, account for the Conversion and the Merger (including the termination of the Commitment Agreement and the LLC Agreement).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms will have the following meanings:

1.1         Certain Definitions. For purposes of this Agreement, the following terms will have the meanings set forth in this Article I.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” will have correlative meanings. For purposes of this Agreement, the parties hereto agree that neither Bayer nor any of its Affiliates will be deemed an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means any applicable provisions of the following: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable Directors” means: (a) if Bayer is a Bidding Party, a majority of the Directors other than the Bidding Party Director (in which case, the Bidding Party Director will be deemed an interested director for purposes of the applicable Product Transfer, and except as otherwise required by Applicable Law, the Bidding Party Director may be excluded from any meeting of the Board or any portion thereof relating to such Product Transfer, or if not excluded, will not be included for purposes of determining whether a quorum is present); provided, that the Bidding Party Director will no longer be deemed a an interested director (and the Bidding Party will thereafter be deemed a Non-Bidding Party) following the Bidding Party’s Formal Withdrawal with respect to such Product Transfer; or (b) if Bayer is a Non-Bidding Party, a majority of all of the Directors.

“Baseball Arbitration” means the arbitration procedures for resolving a dispute as provided for in Exhibit A.

“Bid” means a Solicited Bid or an Unsolicited Bid, as applicable. A Bid will also include any amended Bid provided by a Person from time to time.

“Bidding Party” means Bayer if it or one of its Affiliates has provided a Bid for a Product; provided, that Bayer will no longer be considered a Bidding Party following its delivery of a Formal Withdrawal.

“Bidding Party Director” means the Director designated by the Bidding Party.

“Bidding Process” means the bidding process for a Product Transfer as contemplated by Section 2.5.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in any of (a) Philadelphia, Pennsylvania or (b) Leverkusen, Germany are authorized or required to close.

“Bylaws” means the Bylaws of the Company (as the same may be amended and/or restated from time to time).

“Capital Stock” means shares of Common Stock and Preferred Stock (as defined in the Certificate of Incorporation) and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the Effective Date.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation (as it may be amended and/or restated from time to time).

“Change of Control” means, whether occurring through one transaction or a series of related transactions, any of the following: (a) a merger or consolidation of the Company the effect of which is that the stockholders of the Company (together with their respective Affiliates) as of immediately prior to such transaction or series of related transactions are no longer, in the aggregate, the beneficial owners, directly or indirectly, of a majority of the Capital Stock of the Company on a Fully Diluted Basis (or the equity of the surviving entity) (or if such surviving entity is a Subsidiary of another Person, the ultimate parent entity) after giving effect to such transaction or series of related transactions; (b) any sale, transfer or similar disposition by the Company or its Subsidiaries of all or substantially all of their assets on a consolidated basis to a third Person or a group of third Persons acting in concert; (c) any purchase by any Person (or group of affiliated Persons), of Capital Stock (either through a negotiated purchase or a tender offer), the effect of which is that the stockholders of the Company as of immediately prior to such transaction or series of related transactions are no longer, in the aggregate, the beneficial owners, directly or indirectly, of a majority of the Capital Stock of the Company on a Fully Diluted Basis; or (d) any other transaction pursuant to which Bayer (together with its Affiliates) owns at least [***] of the Capital Stock of the Company on a Fully Diluted Basis after giving effect to such transaction or series of related transactions; provided, however, a merger with a special purpose acquisition company, a reverse merger with a publicly traded shell company or other similar transaction, immediately following which the Company’s securities become publicly traded on a national securities exchange, will not constitute a Change of Control; provided, further, that the Initial Public Offering (and any transactions effectuated in connection therewith), any subsequent Public Offering or any other capital raising event, or a merger effected solely to change the Company’s domicile, will not constitute a Change of Control (unless otherwise determined by the Parties); provided, further, that any merger or consolidation involving the Company or one of its Subsidiaries in which the equity ownership of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, a majority, by voting power, of the equity ownership of (i) the surviving or resulting entity, or (ii) if the surviving or resulting entity is a wholly-owned Subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity, will not constitute a Change of Control; provided, further, that a Single Asset Sale will not constitute a Change of Control unless (x) otherwise determined by the Board with the Requisite Approval, or (y) at the time of such Single Asset Sale, (A) the Company and its Subsidiaries are not researching, developing, manufacturing or commercializing at least one Product in addition to the Product that is the subject of such Single Asset Sale and (B) there remain no material commercial rights to the Product that is the subject of such Single Asset Sale retained by the Company.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Company Subsidiary” means any Subsidiary of the Company.

“CTA” means a Clinical Trial Authorisation filed with the MHRA or EMA with respect to a Product, as described in the MHRA or EMA regulations, including all amendments and supplements to the application.

“Director” means an individual appointed by the requisite stockholders of the Company to serve as a member of the Board.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“EMA” means the European Medicines Agency and any successor agency thereto.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Formal Withdrawal” means, with respect to a Product Transfer, written notification to the Company signed by an authorized Representative of the Bidding Party which certifies that the Bidding Party no longer has any intent to participate in such Product Transfer process and withdraws from such Product Transfer process in its entirety.

“Fully Diluted Basis” means, as of any date of determination, all issued and outstanding Capital Stock and all Capital Stock issuable upon the exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“IND” means an Investigational New Drug Application filed with the FDA with respect to a Product, as described in the FDA regulations, including all amendments and supplements to the application.

“IND Acceptance” means, with respect to a Product, that the IND or the CTA for such Product has been accepted by the applicable Governmental Authority, or absent any such acceptance, such Governmental Authority has allowed any time periods for review to pass without the imposition of a clinical hold on the contemplated clinical study.

“IND Candidate Criteria” means, on a Research Program-by-Research Program basis, the criteria approved by the Board for such Research Program to determine if a given Research Product under such Research Program has demonstrated adequate preclinical efficacy and manufacturability that warrants initiation of GMP manufacturing and other IND-enabling activities, as such criteria may be modified from time to time by the Board.

“Initial Public Offering” means the initial public offering by the Company (or any successor thereto).

“Initial Research Plan” means the initial research plan of the Company.

“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement dated as of the date hereof among the Company and certain stockholders of the Company, as amended, restated, supplemented and/or otherwise modified from time to time.

“Last Topping Right” means the right of the Bidding Party to submit a final Bid within [***] after delivery of the Superior Bid Notice for a Superior Bid, which final Bid is required to (a) exceed the up-front and milestone payment components of such Superior Bid by at least [***], (b) include other payments terms, such as royalties, with potential value at least equal to, and substantially similar conditionality as, such Superior Bid, and (c) otherwise be on substantially equivalent terms and include substantially equivalent diligence obligations as such Superior Bid.

“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom and any successor agency thereto.

“Non-Bidding Party” means Bayer if it has not provided a Bid for a Product.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Product” means a Research Product for which an IND Submission has been made by the Company or a Company Subsidiary.

“Product Transfer” means a transaction pursuant to which a Product is (or would be) Transferred to a Person (other than to the Company or to a Company Subsidiary) (a “Product Transferee”).

“Product Transfer Agreement” means the agreement between the Company and a Product Transferee to effect a Product Transfer.

“Program Rights” means Bayer’s preferential rights with respect to Product Transfers of certain Products as provided for in this Agreement. For the avoidance of doubt, in no event will Bayer have Program Rights on Products that are not ROFR Products.

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Relevant Experience” means experience with valuing biopharmaceutical products and licensing transactions involving biopharmaceutical products, which may include experience relevant to the determination of risks and costs associated with the research, development and commercialization of biopharmaceuticals.

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, advisor (including any financial advisor, counsel or accountant) and other agent of such Person.

“Research Plan” means the Initial Research Plan, as amended from time to time.

“Requisite Approval” means the affirmative approval of a majority of the Directors on the Board, which shall include, if applicable, (i) the approval of the Series B Director (so long as there are shares of Series B Preferred Stock outstanding) and (ii) at least one Series A Director (so long as there are shares of Series A Preferred Stock outstanding).

“Research Product” means any compound, molecule or product being researched and developed by the Company or any Company Subsidiary under a Research Program that comprises allogenic iPSC- derived natural killer cells, macrophages or dendritic cells.

“Research Program” means the activities conducted by or on behalf of the Company under the Research Plan.

“ROFR Product” means any Product subject to the Program Rights as provided for in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which will be in effect at the time.

“Series A Directors” means, for so long as any shares of Series A Preferred Stock are outstanding, any Director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Series B Director” means, for so long as any shares of Series B Preferred Stock are outstanding,

any Director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Single Asset Sale” means the transfer (whether by way of a license or otherwise) by the Company or a Company Subsidiary of a Product to a Party or a third-party, including as contemplated by this Agreement.

“Solicited Bid” means a bid by a Person in connection with a Bidding Process for a Product or pursuant to the exercise of Bayer’s rights under Section 2.4.

“Stock Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Capital Stock, and any option, warrant or other right to subscribe for, purchase or acquire Capital Stock.

“Superior Bid” means the Bid for a Product that provides the most advantageous terms to the Company as determined by the Applicable Directors.

“Superior Bid Notice” means a written notice of the determination of the Superior Bid for a Product, together with the material terms of such Superior Bid.

“Third Party” means any Person other than the Company, Bayer or any of their respective Affiliates.

“Transfer” means a license, sale, assignment or other transfer of the right to develop and commercialize, as applicable, a Product.

“Unsolicited Bid” means a bid for a Product that is not a Solicited Bid.

“Valuation Firm” means a reputable investment banking firm (or a Person with expertise in providing valuations) with the Relevant Experience to the extent reasonably practicable. The Valuation Firm will be selected by the Applicable Directors and is required to be independent from any Party and/or any of its Affiliates unless otherwise approved by the Board (including the Requisite Approval).

“Winning Bid” means the Superior Bid for a Product Transfer that is finally determined to be accepted by the Applicable Directors.

The following terms will have the meanings defined in the Section or Exhibit indicated. Unless otherwise noted, the indicated Section or Exhibit refers to the appropriate Section or Exhibit of this Agreement.

Additional Information	Section 2.4(a)
Agreement	Introduction
Antitrust Authority	Exhibit B
Antitrust Approval	Exhibit B
Antitrust Condition	Exhibit B
Antitrust Filing	Exhibit B
Antitrust Law	Exhibit B
Baseball Expert	Exhibit A
Bayer	Introduction

Bayer Solicited Bid Notice	Section 2.4(b)
Bayer Unsolicited Bid Notice	Section 2.3
Century	Recitals
Commitment Agreement	Recitals
Company	Introduction
Conversion	Recitals
Counterparty	Exhibit B
Data Package	Section 2.4(a)
Effective Date	Introduction
Exclusive Field	Section 2.7(a)
Filing Party	Exhibit B
First Offer Period	Section 2.4(b)
FMV	Section 2.4(b)(i)(A)
FMV Bid Period	Section 2.4(b)(i)(A)
FMV Report	Section 2.4(b)(i)(A)
IND Submission	Section 2.4(a)
JAMS	Exhibit A
LLC Agreement	Recitals
LM Superior Bid	Section 2.5(c)
Merger	Recitals
Minimum Offer Terms	Section 2.2
Product Closing	Section 2.6
Party or Parties	Introduction
Original Agreement	Recitals
QOFMV	Section 2.4(b)(i)(A)
Qualifying Offer	Section 2.2
Required FMV Terms	Section 2.4(b)(i)(A)
Revised FMV Bid	Section 2.4(b)(i)(A)
ROFR Election Notice	Section 2.1(b)
ROFR Product Cap	Section 2.1(b)
Submission Date	Section 2.5(a)
Third Party Valuation	Section 2.4(b)(i)(A)
Winning Bidder	Section 2.6

ARTICLE II

2.1	Approval of Products and ROFR Products.

(a)           On a Research Program-by-Research Program basis, the Company will promptly notify the Board of any Research Product that the Company reasonably believes satisfies the IND Candidate Criteria for such Research Program. In connection with such notification, the Company will provide the Board with a complete set of supporting data related to such Research Product that the Company has identified as a potential Product deriving from such Research Program. The Board will determine whether such Research Product satisfies the IND Candidate Criteria for such Research Program. If the Board does not believe that such Research Product satisfies the IND Candidate Criteria, then the Company will continue to conduct additional research and development activities with respect to such Research Program and resubmit an IND Candidate Nomination Package for such Research Program as and to the extent applicable. If the Board does believe that such Research Product satisfies the IND Candidate Criteria for such Research Program, then the Board may determine to (i) continue IND-enabling activities for such Research Product and, ultimately, to approve the Company or a Company Subsidiary making an IND Submission for such Research Product, or (ii) abandon further IND-enabling activities for such Research Product.

(b)           Unless otherwise determined by the Board (including the Requisite Approval), a Research Product for which an IND Submission is made will be subject to the Program Rights (and therefore, a ROFR Product) if Bayer delivers to the Company a notice within [***] of Bayer’s receipt of an IND Submission from the Company (a “ROFR Election Notice”), and, subject to the remainder of this Section 2.1(b), the subsequent Research Product for which an IND Submission is made will not be subject to the Program Rights (and therefore, not a ROFR Product); provided, that Bayer’s right to designate a Research Product as a ROFR Product shall only apply to the first ten IND Submissions from the Company, and the Program Rights will terminate with respect to any subsequent Product after ten IND Submissions have been made. Thereafter, whether or not a Product is subject to Program Rights will be determined based on whether Bayer exercised its Program Rights by delivering a ROFR Election Notice with respect to the previous IND Submission being made for such Research Product (for example, if Bayer delivers a ROFR Election Notice for the first Research Product, Bayer may not deliver a ROFR Election Notice for the second Research Product, but Bayer may deliver a ROFR Election Notice for the third Research Product or the fourth Research Product (if Bayer did not deliver a ROFR Election Notice for the third Research Product)). For the avoidance of doubt, Bayer may not deliver a ROFR Election Notice for a Research Product if Bayer delivered a ROFR Election Notice for the immediately preceding Research Product for which an IND Submission was made, subject to the remainder of this Section 2.1(b). In no event will there by more than four ROFR Products (the “ROFR Product Cap”), including as provided for in Section 2.3 and Section 2.4(c), and the Program Rights will terminate with respect to any subsequent Product once the ROFR Product Cap has been reached. Notwithstanding the foregoing, if Bayer designates [***] of the [***] IND Submissions, then Bayer may designate [***] of the [***] IND Submissions as ROFR Products, sequentially or otherwise; provided, however, that if Bayer does not designate any, or designates only one, of the [***] IND Submissions, then Bayer may only designate [***] IND Submissions, and such designations will be made on a non-sequential basis (for example, if Bayer designates the [***] IND Submissions, then Bayer may designate [***] IND Submissions, but if Bayer does not designate [***] IND Submissions, Bayer may only designate the [***], or the [***] IND Submissions).

2.2         Minimum Offer Terms; Qualifying Offers. Bayer agrees to only make Bids in good faith and all Bids will be in writing addressed to the Company. To the extent reasonably practicable prior to any Solicited Bid (or, with the approval of the Applicable Directors, following any Unsolicited Bid), the Company will provide Bayer with the Company’s current, minimum offer terms with respect to a potential Product Transfer (“Minimum Offer Terms”), which will be adopted by the Applicable Directors from time to time and will include, at a minimum, (a) a good faith determination of the minimum amount of up-front cash proceeds to be received by the Company in such Product Transfer and (b) any other term if and to the extent applicable to a sublicense of any relevant intellectual property under a license (or sublicense) to which the Company or any of its Affiliates is a party (including the License Agreement (differentiation), dated September 18, 2018, between FCDI and the Company, as amended from time to time). A Bid from Bayer or a Third Party which is made in good faith and meets the Minimum Offer Terms in all material respects will be a “Qualifying Offer”. The Applicable Directors will consider and evaluate any Bid in good faith and in the best interests of the Company.

2.3         Unsolicited Bids by a Third Party. If a Third Party makes an Unsolicited Bid for a Research Product prior to the IND Submission for such Research Product, the Company will promptly (and in any event, within [***] Business Days) provide the Directors and Bayer with written notice of such Unsolicited Bid including all documents, data and information related to the Unsolicited Bid received by the Third Party in tangible form. As promptly as practicable thereafter, the Board (with the Requisite Approval) will determine whether (a) such Bid is a Qualifying Offer for such Research Product, (b) to negotiate the terms of such Product Transfer with such Third Party (including, if it is determined that the terms of the Bid is not a Qualifying Offer, to negotiate such terms so that the Bid is a Qualifying Offer), (c) to accept or reject the Bid of such Third Party and/or (d) to begin a Bidding Process; provided, that, if, during the [***] following the Company’s receipt of the Unsolicited Bid, Bayer makes a Bid for the same Research Product that Bayer believes in good faith to be at least as favorable to the Company as such Third Party’s Bid, (i) Bayer will provide an Unsolicited Bid for such Research Product (which will include the material terms of the Product Transfer for such Research Product, together with a certification letter signed by an authorized Representative of Bayer that certifies that such Bid is a Qualifying Offer for such Research Product (a “Bayer Unsolicited Bid Notice”)) to the Company, (ii) following receipt of such Bayer Unsolicited Bid Notice, Bayer will be considered a Bidding Party, and (iii) the Applicable Directors will have the sole discretion to (w) negotiate the terms of such Product Transfer with Bayer (including, if it is determined that the terms of the Bid is not a Qualifying Offer, to negotiate such terms so that the Bid is a Qualifying Offer), (x) accept or reject the Bid of Bayer, (y) begin a Bidding Process (which will provide Bayer with a Last Topping Right for such Bidding Process so long as Bayer had not provided a Formal Withdrawal with respect to such Product Transfer, but will otherwise be determined in the sole discretion of the Applicable Directors (including the Minimum Offer Terms) and the Applicable Directors will be under no obligation to accept any Bid), and/or (z) take no action with respect to such Bid of Bayer for such Research Product. Notwithstanding anything to the contrary in the Certificate of Incorporation, Bylaws or Investors’ Rights Agreement, only the approval of the Applicable Directors will be required for the Company to undertake any such Product Transfer, and if Bayer is a Bidding Party, neither Bayer’s nor the Bidding Party Director’s approval, vote or consent will be required for any stockholder or Board approval required for such Product Transfer (including the Requisite Approval). If Bayer submits a Bayer Unsolicited Bid Notice and the applicable Research Product is Transferred in a Product Transfer to Bayer or one of its Affiliates, such Research Product will count towards reaching the ROFR Product Cap as if it was a ROFR Product. This Section 2.3 will not apply to any Product following the IND Submission for such Product.

2.4	Right of First Offer.

(a)           Unless otherwise determined by the Board (including the Requisite Approval), within [***] after the Company submits an IND or CTA to the applicable Governmental Authority for a Product, the Company will provide to Bayer such IND or CTA submission for such Product (including all data, exhibits and related correspondence with the FDA) (the “IND Submission” for such Product), and if Bayer subsequently delivers a ROFR Election Notice (and therefore, such Product is a ROFR Product), the Company will promptly provide to Bayer the applicable Minimum Offer Terms for the Product Transfer for such ROFR Product and the other data and information reasonably necessary to evaluate the advisability of, and the preparation of, a Qualifying Offer for such Product (such terms, data and information for such ROFR Product, the “Additional Information” and together with the IND Submission for such Product, the “Data Package”). Following the Company’s delivery of a Data Package for a ROFR Product to Bayer, Bayer may request in writing that the Company provide specific additional background information and data (although not including raw data) to further clarify the contents of such Data Package, which information and data the Company will promptly make available to Bayer to the extent that such request is commercially reasonable and to the extent and in such form as such information and data are in the Company’s possession and control. The Company and the Company Subsidiaries will not have any obligation to conduct any additional studies or undertake any further analysis of any data or information in accordance with the preceding sentence.

(b)           During the period starting on the date of delivery of the Data Package for a ROFR Product and ending on the earlier of (i) [***] following such delivery date and (ii) [***] following IND Acceptance for such ROFR Product (the “First Offer Period”), Bayer will have the exclusive right to review the Data Package to make a Bid for such ROFR Product and to submit a Qualifying Offer for such ROFR

Product. To exercise such right for a ROFR Product, Bayer will be required to provide to the Company (prior to the expiration of the First Offer Period for such ROFR Product) a Bid for such ROFR Product which will include the material terms of the applicable Product Transfer (a “Bayer Solicited Bid Notice”). The timing of the First Offer Period for a ROFR Product may be delayed until a mutually agreed, subsequent time period with the written consent of all Parties prior to the start of such First Offer Period.

(i)             If Bayer delivers a Bayer Solicited Bid Notice for such ROFR Product to the Company during the First Offer Period for such ROFR Product, Bayer will be considered a Bidding Party. Notwithstanding anything to the contrary contained in the Certificate of Incorporation, Bylaws or Investors’ Rights Agreement, only the approval of the Applicable Directors will be required for the Company to undertake any Product Transfer for such ROFR Product, and the Bidding Party’s and the Bidding Party Director’s approval, vote or consent will not be required for any stockholder or Board approval required for such Product Transfer (including the Requisite Approval). Subject to compliance with the remainder of this Section 2.4(b)(i), the Applicable Directors will determine in good faith whether Bayer’s Bid in such Bayer Solicited Bid Notice is a Qualifying Offer for such ROFR Product. If there is any dispute with respect to whether Bayer’s Bid in such Bayer Solicited Bid Notice is a Qualifying Offer for such ROFR Product, such dispute will be escalated in accordance with the procedures set forth in Exhibit C attached hereto; provided, however, if such dispute is not resolved within the 30-day period set forth therein, then such dispute will be referred to Baseball Arbitration.

(A)                 If such Bid is a Qualifying Offer, then the Applicable Directors may, in their discretion, accept such Bid or negotiate the terms of such Product Transfer with Bayer. If Bayer and the Applicable Directors are unable to agree to terms of such Product Transfer within ten Business Days following the Company’s receipt of such Bayer Solicited Bid Notice, then the Company may, at the instruction of the Applicable Directors, seek an independent valuation of such ROFR Product from a Valuation Firm (a “Third Party Valuation”) to determine the fair market value of such ROFR Product (assuming the Minimum Offer Terms for such Product Transfer, as adjusted by the terms in such Qualifying Offer that the Applicable Directors have accepted in principle) (the “FMV”) and the fair market value of such Qualifying Offer (“QOFMV”). The Valuation Firm will prepare and deliver to the Company a written report which provides the FMV and QOFMV for such ROFR Product, with reasonable supporting detail (the “FMV Report”), within [***] of its engagement by the Company for such Third Party Valuation. The FMV Report will be delivered to the Company, Bayer and the Applicable Directors within [***] Business Days of it being completed. If the FMV is determined to be higher than the QOFMV for such ROFR Product, Bayer will have a right to provide a revised Bid (which Bid will be binding) to the Company (the “Revised FMV Bid”) that includes terms that provide for a fair market value of such ROFR Product equal to [***] of the FMV (the “Required FMV Terms”). Such right to provide a revised Bid is required to be exercised by Bayer by submitting a Revised FMV Bid to the Company within [***] of delivery of the FMV Report (the “FMV Bid Period”). If there is any dispute with respect to whether such Revised FMV Bid satisfies such Required FMV Terms, such dispute will be referred to Baseball Arbitration. The Superior Bid will be: (x) such Qualifying Offer if the Company does not seek a Third Party Valuation or the QOFMV is determined to be higher than the FMV; (y) the Revised FMV Bid if it satisfies the Required FMV Terms; or (z) any Bid agreed to by Bayer and approved by the Applicable Directors; provided, however, there will be no Superior Bid if Bayer does not provide a Revised FMV Bid during the FMV Bid Period or the Revised FMV Bid does not satisfy the Required FMV Terms, and thereafter the Company may take any action with respect to such ROFR Product free and clear of any Program Rights and Last Topping Rights for such ROFR Product; provided, however, that Bayer will maintain its Last Topping Right in connection with any subsequent Bidding Process for such Company Product if the terms and conditions of the Superior Bid (as determined by the Applicable Directors) in such subsequent Bidding Process are not at least as favorable to the Company as those detailed in the FMV Report. If there is a Superior Bid as determined in accordance with this Section 2.4(b)(i)(A), the Company will be required to accept the Superior Bid as a Winning Bid.

(B)                  If such Bid is not a Qualifying Offer, then the Applicable Directors may, in their sole discretion, take any of the following actions with respect to such ROFR Product: (w) accept or reject such Bid; (x) negotiate the terms of such Product Transfer with Bayer; (y) begin a Bidding Process as provided for in Section 2.5 (which will provide Bayer with a Last Topping Right for such Bidding Process so long as Bayer had not provided a Formal Withdrawal with respect to such Product Transfer and such Bid was made by Bayer in good faith); or (z) have the Company continue to further develop the applicable ROFR Product free and clear of any Program Rights; provided, however, that Bayer will maintain Last Topping Rights for such ROFR Product if such Bid was made by Bayer in good faith.

(ii)            If Bayer does not deliver a Bayer Solicited Bid Notice for such ROFR Product to the Company during the First Offer Period or Bayer otherwise provides written notice to the Company that it does not intend to make a Bid for such ROFR Product, the Company may take any action with respect to such ROFR Product free and clear of any Program Rights and Last Topping Rights for such ROFR Product.

(c) If Bayer makes an Unsolicited Bid for any Product prior to the delivery of the Data Package for such Product, except as expressly provided for in Section 2.3, Bayer will not have any Program Rights for such Product (even if such Product would have otherwise been a ROFR Product as provided for in Section 2.1(b)). If such Product is Transferred to Bayer or one of its Affiliates, any such Product will count towards reaching the ROFR Product Cap.

2.5	Bidding Process.

(a)           If a Bidding Process for a Product is to be initiated by the Company as provided for in Section 2.3 or Section 2.4(b)(i)(B), the Applicable Directors (in consultation with the Chief Executive Officer) will identify the appropriate Third Parties from whom to solicit Bids, and may engage an investment banker to assist with identifying bidders and the Bidding Process generally, in each case with the goal of including as many bidders that are reasonably capable of providing Qualifying Offers in the Bidding Process as reasonably practicable. The Company will take such commercially reasonable efforts to ensure that the Bidding Process is robust and that identified Third Party bidders participate in such Bidding Process. The Applicable Directors will determine in their reasonable discretion the timing and process for the solicitation of Bids for the Product from Third Parties (and Bayer, as applicable), which (i) will include providing the applicable Data Package (including the Minimum Offer Terms for such Product) to the identified Third Party bidders that have expressed interest in providing a Bid and (ii) may include providing access to specific additional background information and data (although not including raw data) to further clarify the contents of the Bid Package to the extent provided to Bayer under Section 2.4(a). A copy of each Qualifying Offer received from any bidder will be promptly delivered to the Applicable Directors upon receipt by the Company. Upon receipt of all Qualifying Offers or on the expiration of the submission time for the Bidding Process (the “Submission Date”), the Applicable Directors will evaluate the Qualifying Offers and determine which is the Superior Bid and the Winning Bid, if any.

(b)           If no Qualifying Offers are submitted to the Company and outstanding as of the Submission Date with respect to such Product, the Applicable Directors will terminate the Bidding Process and the Board will determine appropriate next steps with respect to such Product, which will be to further research, develop and commercialize the applicable Product (unless otherwise agreed by the Board with the Requisite Approval).

(c)           If more than one Qualifying Offer is submitted to the Company and outstanding as of the Submission Date with respect to such Product (and one such Qualifying Offer is submitted by Bayer or one of its Affiliates), if Bayer’s Qualifying Offer is not determined to be the Superior Bid and (A) Bayer has a Last Topping Right with respect to such Product Transfer as provided for in Section 2.3(c)(iii)(y) or Section 2.4(b)(i)(B), then the Company will provide Bayer the Superior Bid Notice and Bayer may exercise its Last Topping Right with respect to such Product Transfer and, if properly exercised, Bayer’s revised Bid (which Bid will be binding), will thereafter be the Superior Bid (the “LM Superior Bid”), or (B) otherwise (including if Bayer does not properly exercise any applicable Last Topping Right in the [***] period), Bayer will have no further rights to make a revised Bid; provided, however, that Bayer will maintain any applicable Last Topping Right with respect to such Product in connection with such Bidding Process if the terms and conditions of such Product Transfer change in such a manner that such terms and conditions are no longer at least as favorable to the Company as those detailed in the Superior Bid Notice.

(d)           If the only Qualifying Offer submitted to the Company and outstanding as of the Submission Date with respect to such Product is from Bayer or one of its Affiliates, then the Company may, at the instruction of the Applicable Directors, seek a Third Party Valuation to determine the FMV and the QOFMV. The Valuation Firm will prepare and deliver to the Company a FMV Report within [***] of its engagement by the Company for such Third Party Valuation. The FMV Report will be delivered to the Company, Bayer and the Applicable Directors within [***] Business Days of it being completed. If the FMV is determined to be higher than the QOFMV for such Product, Bayer will have a right to provide a Revised FMV Bid that includes terms that provide for the Required FMV Terms. Such right to provide a revised Bid is required to be exercised by Bayer by submitting a Revised FMV Bid to the Company within the FMV Bid Period. If there is any dispute with respect to whether such Revised FMV Bid satisfies such Required FMV Terms, such dispute will be referred to Baseball Arbitration. The Superior Bid will be: (i) such Qualifying Offer if the Company does not seek a Third Party Valuation or the QOFMV is determined to be higher than the FMV; or (ii) the Revised FMV Bid if it satisfies the Required FMV Terms. Notwithstanding the foregoing, there will be no Superior Bid if Bayer does not provide a Revised FMV Bid during the FMV Bid Period or the Revised FMV Bid does not satisfy the Required FMV Terms, in which case the Applicable Directors will terminate the Bidding Process and the Board will determine appropriate next steps with respect to such Product, which will be to further research, develop and commercialize the applicable Product (unless otherwise agreed by the Board with the Requisite Approval).

(e)           If at least one Qualifying Offer is submitted to the Company and outstanding as of the Submission Date with respect to such Product (and no such Qualifying Offer is submitted by Bayer or one or one of its Affiliates), Bayer will have no further rights to make a Bid and no Last Topping Right with respect to such Product Transfer, and the Superior Bid will be determined by the Board (including the Requisite Approval).

(f)            The Company may accept the Superior Bid in a Bidding Process as the Winning Bid, but acceptance will not be required; provided, however, that the Company must accept an LM Superior Bid submitted by Bayer or one of its Affiliates or a Superior Bid submitted by Bayer or one of its Affiliates pursuant to Section 2.5(d). Any acceptance of a Superior Bid hereunder will not be a breach of fiduciary duties so long as such Superior Bid is a Qualifying Offer (and in no event if the Winning Bid is from Bayer or one of its Affiliates) and no rejection of a Superior Bid hereunder will be a breach of fiduciary duties if such Superior Bid is not a Qualifying Offer.

(g)           Following the acceptance of a Superior Bid (or the LM Superior Bid) as the Winning Bid, the Company will provide written notice of such Winning Bid to Bayer within two Business Days of acceptance.

2.6         Winning Bid. The Company will close the Product Transfer (the “Product Closing”) with Bayer or the Third Party providing the Winning Bid (the “Winning Bidder”) as soon as practicable following the satisfaction of the Antitrust Condition (if applicable to such Product Transfer) and any other approvals of any Governmental Authority applicable to such Product Transfer. The Winning Bidder and the Company will enter into a Product Transfer Agreement substantially on the terms as set forth in the

Winning Bid, which Product Transfer Agreement will also include non-commercial and non-financial terms and conditions typical in the industry for similar types of Transfer agreements which the Applicable Directors reasonably consider to be appropriate. At the Product Closing, so long as Bayer is not a party to such transaction, Bayer will use [***] efforts to assist the Company in completing such Product Transfer, including, subject to Applicable Law and the exercise of fiduciary duties, to cause its designated Directors to approve such Product Transfer and any related transactions (if such approval is required). In connection with any such Product Transfer, the Company and Bayer will comply with the covenants set forth in Exhibit B. If the Antitrust Condition is not satisfied, the Board will determine in its discretion the process for effecting an alternative transaction with respect to the applicable Product Transfer.

2.7	Effect of Product Transfer.

(a)           Exclusive Field. In the event that a Winning Bidder successfully effects a Product Closing for a Product Transfer that provides for an exclusive right to research, develop and/or commercialize, as applicable, the applicable Product in a particular licensed field (with respect to such Product, an “Exclusive Field”), such Winning Bidder will, from and after the date of consummation of such Product Transfer, have such rights for such Product in such Exclusive Field, subject to and in accordance with the terms of such Product Transfer.

2.8         Quorum; Approvals. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, Bylaws or Investors’ Rights Agreement and except as expressly provided for herein or otherwise required by Applicable Law, (a) a majority of the Applicable Directors will constitute a quorum for the transaction of business of the Board as provided for herein and (b) the Board (and Applicable Directors) will act by vote (or written consent) of at least a majority of the Applicable Directors then in office on any matter under consideration by the Board (or Applicable Directors) as provided for herein.

ARTICLE III TERM;
TERMINATION

3.1         Agreement Term; Termination. This Agreement is effective as of the Effective Date and will terminate at the earliest to occur of (a) Bayer and its Affiliates ceasing to hold any Capital Stock in the Company (or a successor thereto), and (b) a Change of Control.

3.2	Consequences of Expiration or Termination of the Agreement.

(a)           If this Agreement terminates in accordance with Section 3.1, the Parties will no longer have any rights hereunder, including the Program Rights and the Last Topping Rights.

(b)           The following provisions of this Agreement will survive any termination of this Agreement: Section 3.2; Article IV; and Article V.

ARTICLE IV
CONFIDENTIALITY

4.1 Confidentiality. All information provided to Bayer under this Agreement will be governed by the confidentiality provisions specified in Exhibit D attached hereto. For the avoidance of doubt, the terms, status and existence of any Bid or the Bidding Process will be considered Confidential Information of the Company.

ARTICLE V
GENERAL PROVISIONS

5.1         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 5.1):

If to the Company:	Century Therapeutics, Inc. 3675 Market Street Philadelphia PA 19104 Attention: Chief Executive Officer Email: lalo@centurytx.com with a copy to:

Troutman Pepper Hamilton Sanders LLP

Eighteenth and Arch Streets

3000 Two Logan Square

Philadelphia, PA 19103

Attention: Rachael M. Bushey, Jennifer L. Porter

Email: rachael.bushey@troutman.com;

jennifer.porter@troutman.com

If to Bayer:	Bayer HealthCare LLC 100 Bayer Boulevard Whippany, NJ 07981 Attention: Juergen Eckhardt; Pamela Sisson Email: [***]

with a copy to:	Orrick, Herrington & Sutcliffe LLP 1000 Marsh Rd Menlo Park, CA 94025 Attention: Matthew Gemello Email: mgemello@orrick.com

5.2         Successors and Assigns. Subject to restrictions on Transfers set forth herein, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by a Party without the prior written consent of the other Party; provided, however, that Bayer may assign this Agreement to any of its Affiliates upon providing prior written notice to the Company (provided, that Bayer remains primarily liable for all obligations of such Affiliate following such assignment). Subject to the prior sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

5.3         Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.4         Fees and Expenses. Except as otherwise expressly provided for herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

5.5         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Except as expressly set forth herein, the Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, will be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts will have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 5.1 will be effective service of process for any suit, action or other proceeding brought in any such court. Each Party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

5.6         Amendment. No provision of this Agreement may be amended or modified, or compliance otherwise waived, except by a writing executed by the Parties.

5.7         Extension; Waiver. The failure of any Party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, will not be a waiver of such Party’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, will constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. Any agreement on the party of a Party to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a Party will not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

5.8         No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement will not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties unless and until this Agreement is executed and delivered by the Parties.

5.9         Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties will, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.10       Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

5.11       Entire Agreement.

(a)           This Agreement, together with all related Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(b)           In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Certificate of Incorporation, Bylaws or Investors’ Rights Agreement with respect to the subject matter of this Agreement, the Applicable Directors will attempt to resolve such conflict in its sole discretion.

5.12       Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “will” and “shall” are to be interpreted as having the same meaning. The definitions given for any defined terms in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The word “dollar” or symbol “$” refer to the lawful currency of the United States of America. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement in accordance herewith.

5.13       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.14       Dispute Resolution. Without limitation of the choice of law and jurisdiction of Section 5.5, except as expressly provided for herein (including disputes to be resolved using Baseball Arbitration), the Parties hereby agree that controversies or claims arising out of or relating to this Agreement, or the interpretation, performance, breach, termination or validity thereof, will be escalated in accordance with the escalation procedure set forth in Exhibit C; provided, however, if such dispute is not resolved within the 30-day period set forth therein, then such dispute will resolved in accordance with Section 5.5.

5.15       Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party hereby agrees to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

5.16       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Option Agreement as of the date first set forth above.

COMPANY:

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores
Name: Osvaldo Flores, Ph.D.
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED OPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Option Agreement as of the date first set forth above.

BAYER:

BAYER HEALTHCARE LLC

By:	/s/ Kelly Gast
Name: Kelly Gast
Title: President

[SIGNATURE PAGE TO AMENDED AND RESTATED OPTION AGREEMENT]

EXHIBIT A

Baseball Arbitration Procedures

[***]

EXHIBIT B

Antitrust Covenants

[***]

EXHIBIT C

Escalation Procedures

[***]

EXHIBIT D

Confidentiality

[***]